EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the following Registration Statements of our report dated July 15, 2002, with respect to the consolidated financial statements and schedule of Extreme Networks, Inc. included in the Annual Report (Form 10-K) for the year ended June 30, 2002:

Form Number	Registration Statement Number	Description
Form S-3	333-83442	Convertible Notes and Underlying Common Stock

Form S-8	333-76798	Extreme Networks, Inc. Amended 1996 Stock Option Plan

Form S-8	333-65636	Extreme Networks, Inc. 2001 Nonstatutory Stock Option Plan

Form S-8	333-58634	Extreme Networks, Inc. Individual Option Agreements Granted Under the Webstacks, Inc. 2000 Stock Option Plan and Assumed by Extreme Networks, Inc.

Form S-8	333-55644	Extreme Networks, Inc. Individual Option Agreements Granted Under the Optranet, Inc. 2000 Option Plan and Assumed by Extreme Networks, Inc.

Form S-8	333-54278	Extreme Networks, Inc. Amended 1996 Stock Option Plan, 1999 Employee Stock Purchase Plan and 2000 Nonstautory Stock Option Plan

Our audits also included the financial statement schedule of Extreme Networks, Inc. listed in Item 14(a). This schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/    Ernst & Young LLP
San Francisco, California
September 27, 2002